Exhibit 99.1

CONTACT: David Foy
(203) 458-5850

WHITE MOUNTAINS REPORTS ADJUSTED BOOK VALUE PER SHARE OF $378

HAMILTON, Bermuda (July 31, 2009) – White Mountains Insurance Group, Ltd. reported an adjusted book value per share of $378 at June 30, 2009, an increase of 8% for the quarter.

Ray Barrette, Chairman and CEO, commented, “I am pleased with our strong performance.  Investments returned over 4% in the quarter while we maintained our capital preservation focus.  At the same time, our major businesses all performed well, as we remain disciplined in mostly soft markets.  OneBeacon had an excellent quarter with 12% growth in BVPS and a 93% GAAP combined ratio. White Mountains Re produced an 87% GAAP combined ratio helped by low catastrophe claims.  Esurance was nicely profitable but premiums declined.  On the capital management front, OneBeacon bought back some debt and White Mountains Re is reorganizing its Bermuda business into a branch structure while maintaining full operations there. This reorganization will significantly improve operational and capital efficiency and allow us to harvest $400 million of capital from the reinsurance business, reflecting our good results and our significant reduction in premiums and exposures.  The Life Re business stabilized during the quarter but we reported a loss due to the reduction in surrender assumptions reflecting low surrenders so far this year.”

Adjusted comprehensive net income was $236 million for the second quarter and $226 million for the first six months 2009, compared to adjusted comprehensive net losses of $17 million for both 2008 periods.  Net income for the second quarter was $180 million, compared to a net loss of $9 million, while net income was $211 million in the first six months of 2009, compared to a net loss of $66 million.

OneBeacon

OneBeacon’s book value per share increased 12% in the second quarter and 15% in the first six months, including dividends. The GAAP combined ratio for the second quarter of 2009 was 93% compared to 94% for the second quarter of last year, while the GAAP combined ratio for the first six months of 2009 was 93% compared to 97% for the first six months of last year.  The second quarter and first six months of 2009 included 4 points and 3 points of net favorable loss reserve development compared to 0 points and 1 point of net favorable loss reserve development in the second quarter and first six months of last year.

Mike Miller, CEO of OneBeacon, said, “We are very pleased with our excellent second quarter results. Our book value per share increased by 12% reflecting a solid 4% investment return and 93% combined ratio for the quarter. All of our businesses contributed to this result, with particularly strong results in Specialty.  We also reduced debt by $78 million during the quarter, contributing to a six point improvement in our debt to total capital ratio since year-end 2008.  In these continued soft market conditions, our focus will remain on underwriting discipline and sound capital management.”

Net written premiums were $498 million for the second quarter and $967 million for the first six months of 2009, a decrease of 6% and an increase of 1% from the comparable periods of 2008, respectively. Specialty Lines premiums increased by 11% for the second quarter, mainly driven by Entertainment Brokers International, which was acquired in the third quarter of 2008, and 32% for the first six months, largely driven by the collector car and boat business that OneBeacon began writing in the second quarter of 2008.  Personal Lines premiums decreased by 18% for the quarter and 14% for the first six months, principally resulting from premiums ceded under a new quota share treaty designed to reduce property catastrophe exposure from homeowners business. Commercial Lines premiums decreased by 9% for the quarter and 8% for the first six months.

White Mountains Re

White Mountains Re’s GAAP combined ratio for the second quarter of 2009 was 87% compared to 114% for the second quarter of last year, while the GAAP combined ratio for the first six months of 2009 was 83% compared to 104% for the first six months of last year.  Both 2009 periods benefited from minimal net adverse loss reserve development and lower catastrophe activity.  The second quarter and first six months of 2009 did not include significant loss reserve development, while the second quarter and the first six months of 2008 included 21 points and 16 points of unfavorable loss reserve development.  The second quarter of 2009 included 4 points of catastrophe losses, net of reinsurance and reinstatements, primarily from storms in Eastern Europe, compared to 10 points in the second quarter of 2008 from the earthquake in China, storms in China and Germany and Midwestern U.S. floods.  In addition to these natural property catastrophe losses, White Mountains Re recorded approximately 3 points of loss, net of reinsurance and reinstatements, from the Air France plane crash during the second quarter of 2009.  For the first six months 2009, White Mountains Re recorded 4 points of catastrophe losses, which included 3 points from European winter storm Klaus.  For the first six months of last year, White Mountains Re recorded 6 points of catastrophe losses.  Net written premiums were down 11% for the quarter and 13% for the six months.

Allan Waters, CEO of White Mountains Re, said, “Few catastrophes and a strong balance sheet both came into play again and we produced another solid quarter.   Today, we announced a reorganization of our Bermuda business to a branch structure that will make us more efficient – both from a capital standpoint and operationally.   Our underwriting centers are well positioned to react to opportunities as they emerge around the globe.”

Esurance

Esurance’s GAAP combined ratio for the second quarter of 2009 was 100% compared to 105% for the second quarter of last year, while the GAAP combined ratio for the first six months of 2009 was 102% compared to 109% for the first six months of last year.  The loss ratio was 71% and 73% for the second quarter and first six months of 2009, compared to 75% and 78% in the second quarter and first six months of last year. The decreases in the loss ratio were largely due to the impact of selective rate adjustments made in late 2007 and early 2008 and lower claims frequency as a result of reduced driving. The expense ratio was 29% for both the second quarter and first six months of 2009, compared to 30% and 31% in the second quarter and first six months of last year.  The decreases in the expense ratio were primarily due to lower acquisition expenses from reduced advertising spending.

Gary Tolman, CEO of Esurance, said, “The Esurance segment recorded a strong increase in profitability in the second quarter and on a year-to-date basis primarily due to improved underwriting results.  However, our disciplined pricing and lower marketing spend have impacted premium growth at a time when there are fewer shoppers in the market overall.  In the second quarter, Answer Financial increased revenue and profits compared to the second quarter of 2008.”

Controlled premiums, which include policies sold by Answer Financial, were $266 million and $564 million in the in the second quarter and first six months of 2009 compared to $281 million and $594 million in the second quarter and first six months of last year.  Direct premiums underwritten by Esurance were $181 million in the second quarter and $395 million in the first six months of 2009, a 9% and 8% decrease from the comparable periods of 2008. As of June 30, 2009, the Esurance segment had 759,000 policies-in-force, including 292,000 policyholders at Answer Financial. The Esurance segment added approximately 14,000 policies-in-force during the first half of 2009.

Other Operations

White Mountains’ Other Operations segment’s pre-tax loss in the second quarter was $38 million, compared to $6 million of pre-tax net income in the second quarter of last year, while pre-tax loss was $76 million in first six months of 2009, compared to $24 million in first six months of last year.  The pre-tax losses in both 2009 periods were predominantly attributable to the Life Re business, which reported $27 million and $58 million in pre-tax losses for the second quarter and first six months of 2009, compared to $12 million of pre-tax gains in the second quarter of last year and $9 million of pre-tax losses in the first six months of last year. The Life Re results in both 2009 periods include $22 million of losses from surrender assumption revisions made in the second quarter of 2009.  In addition to the surrender assumption revisions, the losses in Life Re for the first six months resulted from the effect of volatile market conditions on the valuation of Life Re’s derivative assets and liabilities.  White Mountains continues to explore options to limit the cost of running off these contracts.

Investment Activities

The GAAP total return on invested assets for the second quarter and first six months of 2009 was 4.4% and 4.3%, including 1.0% and 0.4% from currency gains, compared to 0.6% and 1.2% for the second quarter and first six months of last year.  Net investment income was $77 million and $138 million in the second quarter and first six months of 2009, down from $112 million and $229 million in the second quarter and first six months of last year.  The decline in both periods was primarily due to lower overall portfolio yields, shifts in portfolio mix to lower risk, lower yield investments and a decrease in the overall invested asset base.

Manning Rountree, President of White Mountains Advisors, said, “Our total investment portfolio was up 4.4% in the second quarter and 4.3% year to date, including modestly positive returns on currency movements in the second quarter.  These are nice results, particularly in light of our capital preservation strategy and our conservative asset allocation.  Measured in local currencies, our fixed income portfolio was up 3.3% in the second quarter and 4.8% year to date, outperforming the Barclays U.S. Intermediate Aggregate over the same periods.  In particular, our corporate bond portfolio has performed well.  Our fixed income portfolio remains short duration and liquid, and we have continued to avoid the credit losses affecting so many financial institutions.  Our equity, convertible and alternative asset portfolio was up 7.9% in the second quarter and 1.6% year to date, lagging the S&P 500 return over the same periods, largely because of the portfolio mix, which is tilted away from common stocks and toward convertibles and alternative assets.”

Additional Information

During the first quarter of 2009, White Mountains adopted FAS No. 160, Noncontrolling Interests-an amendment to ARB 51 (“FAS 160”).  As a result, White Mountains has changed the presentation of its financial statements for prior periods to conform to the required presentation, as follows: noncontrolling interests (previously referred to as “minority interests”) are now presented on the balance sheets within equity, separate from White Mountains’ shareholders’ equity, and the portion of net income, extraordinary item and comprehensive income attributable to White Mountains’ common shareholders and the noncontrolling interests are presented separately on the consolidated statements of operations and comprehensive income.  The adoption of FAS 160 did not impact White Mountains common shareholders’ adjusted book value per share.

White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol WTM. Additional financial information and other items of interest are available at the Company’s website located at www.whitemountains.com. The Company expects to file its Form 10-Q with the Securities and Exchange Commission on or before August 10, 2009 and urges shareholders to refer to that document for more complete information concerning White Mountains’ financial results.

Regulation G

This earnings release includes two non-GAAP financial measures that have been reconciled to their most comparable GAAP financial measures.  White Mountains believes these measures to be more relevant than comparable GAAP measures in evaluating White Mountains’ financial performance.

Adjusted comprehensive net income is a non-GAAP financial measure that excludes the change in net unrealized gains/(losses) from Symetra’s fixed maturity portfolio from comprehensive net income.  The reconciliation of adjusted comprehensive net income to comprehensive net income is included on page 8.

Adjusted book value per share is a non-GAAP measure which is derived by expanding the calculation of GAAP book value per White Mountains common share to exclude net unrealized gains/(losses) from Symetra’s fixed maturity portfolio.  In addition, the number of common shares outstanding used in the calculation of adjusted book value per share are adjusted to exclude unearned shares of restricted stock, the compensation cost of which, at the date of calculation, has yet to be amortized. The reconciliation of adjusted book value per share to book value per share is included on page 7.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This earnings release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included or referenced in this release which address activities, events or developments which we expect or anticipate will or may occur in the future are forward-looking statements.  The words “will,” “believe,” “intend,” “expect,” “anticipate,” “project,” “estimate,” “predict” and similar expressions are also intended to identify forward-looking statements.  These forward-looking statements include, among others, statements with respect to White Mountains’:

•                                          changes in adjusted book value per share or return on equity;

•                                          business strategy;

•                                          financial and operating targets or plans;

•                                          incurred losses and the adequacy of its loss and loss adjustment expense reserves and related reinsurance;

•                                          projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

•                                          expansion and growth of our business and operations; and

•                                          future capital expenditures.

These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including:

•                                          the risks associated with Item 1A of White Mountains’ 2008 Annual Report on Form 10-K;

•                                          claims arising from catastrophic events, such as hurricanes, earthquakes, floods or terrorist attacks;

•                                          the continued availability of capital and financing;

•                                          general economic, market or business conditions;

•                                          business opportunities (or lack thereof) that may be presented to it and pursued;

•                                          competitive forces, including the conduct of other property and casualty insurers and reinsurers;

•                                          changes in domestic or foreign laws or regulations, or their interpretation, applicable to White Mountains, its competitors or its clients;

•                                          an economic downturn or other economic conditions adversely affecting its financial position;

•                                          recorded loss reserves subsequently proving to have been inadequate;

•                                          other factors, most of which are beyond White Mountains’ control.

Consequently, all of the forward-looking statements made in this earnings release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations.  White Mountains assumes no obligation to publicly update any such forward-looking statements, whether as a result of new information, future events or otherwise.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(millions, except share amounts)

(Unaudited)

	June 30,	December 31,	June 30,
	2009	2008	2008
Assets
Fixed maturity investments	$5,929.8	$5,480.5	$6,846.4
Common equity securities	262.2	552.7	1,620.6
Short-term investments	2,023.3	2,244.5	1,988.0
Other long-term investments	405.4	416.2	666.5
Convertible fixed maturity investments	300.3	308.8	414.6

Total investments	8,921.0	9,002.7	11,536.1

Cash	405.2	409.6	198.3
Reinsurance recoverable on unpaid losses	2,825.0	3,050.4	3,327.6
Reinsurance recoverable on paid losses	42.9	47.3	41.2
Funds held by ceding companies	141.4	163.3	221.0
Insurance and reinsurance premiums receivable	986.5	835.7	953.3
Securities lending collateral	92.3	220.0	474.9
Investments in unconsolidated affiliates	209.0	116.9	289.0
Deferred acquisition costs	329.4	323.0	338.4
Deferred tax asset	567.5	724.0	324.1
Ceded unearned premiums	159.2	111.3	158.8
Value of acquired business in force - AFI	42.7	51.4	48.8
Accounts receivable on unsettled investment sales	10.3	78.2	36.5
Goodwill	19.6	19.5	34.4
Other assets	799.0	742.5	721.4

Total assets	$15,551.0	$15,895.8	$18,703.8

Liabilities
Loss and loss adjustment expense reserves	$6,999.8	$7,400.1	$7,946.4
Unearned insurance and reinsurance premiums	1,704.4	1,597.4	1,760.3
Debt	1,271.4	1,362.0	1,520.6
Securities lending payable	96.4	234.8	476.3
Deferred tax liability	309.4	306.0	453.8
Ceded reinsurance payable	158.6	101.3	88.4
Funds held under reinsurance treaties	55.9	79.1	76.0
Accounts payable on unsettled investment purchases	64.4	7.5	72.8
Other liabilities	1,039.3	1,295.1	939.3

Total liabilities	11,699.6	12,383.3	13,333.9

White Mountains shareholders’ equity
White Mountains common shares and paid-in surplus	1,436.2	1,428.2	1,701.7
Retained earnings	1,956.6	1,751.9	2,802.2
Accumulated other comprehensive income (loss), after tax:
Equity in unrealized losses from investments in unconsolidated affiliates	(1.6)	(1.1)	(1.1)
Equity in net unrealized losses from Symetra’s fixed maturity portfolio	(120.4)	(197.3)	(65.3)
Net unrealized foreign currency translation (losses) gains and other	(66.7)	(82.9)	159.8

Total White Mountains shareholders’ equity	3,204.1	2,898.8	4,597.3

Noncontrolling interests
Noncontrolling interest - OneBeacon Ltd.	315.5	283.5	400.0
Noncontrolling interest - WMRe Group Preference Shares	250.0	250.0	250.0
Noncontrolling interest - consolidated limited partnerships and A.W.G Dewar	81.8	80.2	122.6

Total noncontrolling interests	647.3	613.7	772.6

Total equity	3,851.4	3,512.5	5,369.9

Total liabilities and equity	$15,551.0	$15,895.8	$18,703.8

Common shares outstanding (000’s)	8,858	8,809	10,552

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WHITE MOUNTAINS INSURANCE GROUP, LTD.

ADJUSTED BOOK VALUE PER COMMON SHARE

(Unaudited)

	June 30,	March 31,	December 31,	June 30,
	2009	2009	2008	2008
Book value per share numerators (in millions):
White Mountains common shareholders’ equity	$3,204.1	$2,866.2	$2,898.8	$4,597.3
Benefits to be received from share obligations under employee stock option plans (1)	1.1	—	1.1	1.5
Book value per share numerator	3,205.2	2,866.2	2,899.9	4,598.8
Equity in net unrealized losses from Symetra’s fixed maturity portfolio	120.4	218.3	197.3	65.3
Adjusted book value per common share numerator	$3,325.6	$3,084.5	$3,097.2	$4,664.1

Book value per share denominators (in thousands of shares):
Common Shares outstanding	8,857.6	8,854.1	8,808.8	10,552.4
Share obligations under employee stock option plans (1)	6.0	—	6.0	8.7
Book value per share denominator	8,863.6	8,854.1	8,814.8	10,561.1
Unearned restricted shares	(76.9)	(83.4)	(42.6)	(47.8)
Adjusted book value per common share denominator	8,786.7	8,770.7	8,772.2	10,513.3

Book value per common share	$361.61	$323.71	$328.97	$435.45
Adjusted book value per common share	$378.48	$351.68	$353.07	$443.64

(1) Assumes conversion of in-the-money stock options.

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WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(millions, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenues:
Earned insurance and reinsurance premiums	$898.3	$921.7	$1,809.7	$1,850.8
Net investment income	77.2	111.7	138.3	228.5
Net realized and unrealized investment gains (losses)	214.9	(59.1)	191.6	(177.1)
Other revenue	28.5	64.9	45.8	74.9

Total revenues	1,218.9	1,039.2	2,185.4	1,977.1
Expenses:
Loss and loss adjustment expenses	528.9	632.7	1,072.1	1,271.4
Insurance and reinsurance acquisition expenses	179.8	178.8	362.0	365.5
Other underwriting expenses	128.7	127.4	244.1	244.2
General and administrative expenses	56.8	56.4	112.7	113.1
Accretion of fair value adjustment to loss and loss adjustment expense reserves	2.6	4.1	5.1	8.3
Interest expense on debt	18.3	21.7	37.2	41.1
Interest expense - dividends on preferred stock subject to mandatory redemption	—	4.7	—	11.8
Interest expense - accretion on preferred stock subject to mandatory redemption	—	11.1	—	21.6

Total expenses	915.1	1,036.9	1,833.2	2,077.0

Pre-tax income (loss)	303.8	2.3	352.2	(99.9)

Income tax (expense) benefit	(88.6)	3.0	(100.9)	35.5

Income (loss) before equity in earnings of unconsolidated affiliates, extraordinary item	215.2	5.3	251.3	(64.4)
Equity in earnings of unconsolidated affiliates	8.6	6.0	9.5	6.4
Excess of fair value of acquired assets over cost	—	—	—	4.2

Net income (loss) before noncontrolling interests	223.8	11.3	260.8	(53.8)
Net (income) loss attributable to noncontrolling interests	(43.5)	(20.5)	(50.2)	(12.2)
Net income (loss) attributable to White Mountains common shareholders	180.3	(9.2)	210.6	(66.0)

Comprehensive income, net of tax:
Change in equity in net unrealized gains (losses) from investments in unconsolidated affiliates	97.6	(40.5)	79.4	(61.0)
Change in foreign currency translation and other	57.0	(6.3)	18.0	50.2

Comprehensive net income (loss) before noncontrolling interests	334.9	(56.0)	308.0	(76.8)
Comprehensive net (income) loss attributable to noncontrolling interests	(1.5)	(.3)	(1.8)	—
Comprehensive net income (loss) attributable to White Mountains common shareholders	333.4	(56.3)	306.2	(76.8)

Change in net unrealized (gains) losses from Symetra’s fixed maturity portfolio	(97.9)	39.0	(79.9)	59.7

Adjusted comprehensive net income (loss)	$235.5	$(17.3)	$226.3	$(17.1)

Basic earnings (loss) per share	$20.35	$(.87)	$23.82	$(6.24)

Diluted earnings (loss) per share	$20.35	$(.87)	$23.82	$(6.24)

Dividends declared and paid per common share	$—	$2.00	$1.00	$4.00

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WHITE MOUNTAINS INSURANCE GROUP, LTD.

YTD SEGMENT INCOME STATEMENTS

(in millions)

(Unaudited)

For the Six Months Ended June 30, 2009

	OneBeacon	WMRe	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$978.0	$438.1	$393.6	$—	$1,809.7
Net investment income	58.0	60.8	12.3	7.2	138.3
Net realized and unrealized investment gains	121.5	45.7	21.8	2.6	191.6
Other revenue - foreign currency translation gain (loss)	—	31.4	—	(1.3)	30.1
Other revenue	10.5	20.2	26.6	(41.6)	15.7

Total revenues	1,168.0	596.2	454.3	(33.1)	2,185.4
Expenses:
Loss and loss adjustment expenses	563.7	223.6	284.8	—	1,072.1
Insurance and reinsurance acquisition expenses	192.9	90.6	78.5	—	362.0
Other underwriting expenses	157.0	50.3	36.8	—	244.1
General and administrative expenses	12.0	33.4	17.6	40.1	103.1
Amortization of Answer Financial purchase accounting adjustments	—	—	9.6	—	9.6
Accretion of fair value adjustment to loss and lae reserves	2.7	2.4	—	—	5.1
Interest expense on debt	21.0	13.1	—	3.1	37.2

Total expenses	949.3	413.4	427.3	43.2	1,833.2

Pre-tax income (loss)	$218.7	$182.8	$27.0	$(76.3)	$352.2

For the Six Months Ended June 30, 2008

	OneBeacon	WMRe	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$919.1	$513.7	$418.0	$—	$1,850.8
Net investment income	94.7	97.9	16.4	19.5	228.5
Net realized and unrealized investment losses	(58.0)	(91.0)	(12.3)	(15.8)	(177.1)
Other revenue - foreign currency translation loss	—	(6.1)	—	—	(6.1)
Other revenue	6.2	.7	15.8	58.3	81.0

Total revenues	962.0	515.2	437.9	62.0	1,977.1
Expenses:
Loss and loss adjustment expenses	575.3	369.7	327.1	(.7)	1,271.4
Insurance and reinsurance acquisition expenses	169.0	106.8	89.7	—	365.5
Other underwriting expenses	149.3	56.0	37.6	1.3	244.2
General and administrative expenses	7.4	9.0	10.7	81.3	108.4
Amortization of Answer Financial purchase accounting adjustments	—	—	4.7	—	4.7
Accretion of fair value adjustment to loss and lae reserves	6.0	2.3	—	—	8.3
Interest expense on debt	22.9	13.9	.4	3.9	41.1
Interest expense - dividends on preferred stock	11.8	—	—	—	11.8
Interest expense - accretion on preferred stock	21.6	—	—	—	21.6

Total expenses	963.3	557.7	470.2	85.8	2,077.0

Pre-tax loss	$(1.3)	$(42.5)	$(32.3)	$(23.8)	$(99.9)

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WHITE MOUNTAINS INSURANCE GROUP, LTD.

QTD SEGMENT INCOME STATEMENTS

(in millions)

(Unaudited)

For the Three Months Ended June 30, 2009

	OneBeacon	WMRe	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$490.2	$210.7	$197.4	$—	$898.3
Net investment income	36.1	31.4	6.2	3.5	77.2
Net realized and unrealized investment gains	127.4	65.8	18.1	3.6	214.9
Other revenue - foreign currency translation gain (loss)	—	26.0	—	(1.3)	24.7
Other revenue	1.1	9.2	12.7	(19.2)	3.8

Total revenues	654.8	343.1	234.4	(13.4)	1,218.9
Expenses:
Loss and loss adjustment expenses	275.7	113.7	139.5	—	528.9
Insurance and reinsurance acquisition expenses	97.0	43.2	39.6	—	179.8
Other underwriting expenses	84.3	26.1	18.3	—	128.7
General and administrative expenses	6.5	14.7	8.4	22.9	52.5
Amortization of Answer Financial purchase accounting adjustments	—	—	4.3	—	4.3
Accretion of fair value adjustment to loss and lae reserves	1.3	1.3	—	—	2.6
Interest expense on debt	10.1	6.5	—	1.7	18.3

Total expenses	474.9	205.5	210.1	24.6	915.1

Pre-tax income (loss)	$179.9	$137.6	$24.3	$(38.0)	$303.8

For the Three Months Ended June 30, 2008

	OneBeacon	WMRe	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$463.8	$246.9	$211.0	$—	$921.7
Net investment income	44.6	47.4	8.5	11.2	111.7
Net realized and unrealized investment losses	(2.6)	(38.5)	(5.2)	(12.8)	(59.1)
Other revenue - foreign currency translation gain	—	7.0	—	—	7.0
Other revenue	2.6	.5	12.7	42.1	57.9

Total revenues	508.4	263.3	227.0	40.5	1,039.2
Expenses:
Loss and loss adjustment expenses	274.4	201.5	158.7	(1.9)	632.7
Insurance and reinsurance acquisition expenses	84.3	51.2	43.3	—	178.8
Other underwriting expenses	79.2	29.0	18.6	.6	127.4
General and administrative expenses	4.5	3.9	10.1	33.2	51.7
Amortization of Answer Financial purchase accounting adjustment	—	—	4.7	—	4.7
Accretion of fair value adjustment to loss and lae reserves	3.0	1.1	—	—	4.1
Interest expense on debt	11.4	7.0	.4	2.9	21.7
Interest expense - dividends on preferred stock	4.7	—	—	—	4.7
Interest expense - accretion on preferred stock	11.1	—	—	—	11.1

Total expenses	472.6	293.7	235.8	34.8	1,036.9

Pre-tax income (loss)	$35.8	$(30.4)	$(8.8)	$5.7	$2.3

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WHITE MOUNTAINS INSURANCE GROUP, LTD.

SUMMARY OF GAAP RATIOS AND PREMIUMS

(Unaudited)

	OneBeacon				OneBeacon
	Three Months Ended June 30, 2009				Six Months Ended June 30, 2009
	Specialty	Commercial	Personal	Total (1)	Specialty	Commercial	Personal	Total (1)
GAAP Ratios
Loss and LAE	48%	54%	67%	56%	40%	56%	78%	57%
Expense	40%	39%	32%	37%	39%	38%	30%	36%
Total GAAP Combined	88%	93%	99%	93%	79%	94%	108%	93%
Dollars in millions
Net written premiums	$176.7	$183.2	$137.9	$497.9	$355.4	$342.1	$269.6	$967.3
Earned premiums	$171.5	$172.5	$146.1	$490.2	$334.2	$347.3	$296.3	$978.0

	Three Months Ended June 30, 2008				Six Months Ended June 30, 2008
OneBeacon	Specialty	Commercial	Personal	Total (1)	Specialty	Commercial	Personal	Total (1)
GAAP Ratios
Loss and LAE	49%	54%	65%	59%	53%	63%	65%	63%
Expense	37%	36%	33%	35%	34%	37%	32%	34%
Total Combined	86%	90%	98%	94%	87%	100%	97%	97%
Dollars in millions
Net written premiums	$158.6	$202.2	$168.9	$529.6	$269.5	$371.9	$313.6	$955.3
Earned premiums	$119.4	$182.7	$161.7	$463.8	$229.8	$363.7	$325.3	$919.1

	White Mountains Re		Esurance		White Mountains Re		Esurance
	Three Months Ended		Three Months Ended		Six Months Ended		Six Months Ended
	June 30,		June 30,		June 30,		June 30,
	2009	2008	2009	2008	2009	2008	2009	2008
GAAP Ratios
Loss and LAE	54%	82%	71%	75%	51%	72%	73%	78%
Expense	33%	32%	29%	30%	32%	32%	29%	31%
Total Combined	87%	114%	100%	105%	83%	104%	102%	109%
Dollars in millions
Gross written premiums	$224.0	$241.5	$180.6	$198.5	$624.3	$688.4	$394.8	$429.7
Net written premiums	$191.7	$215.3	$180.1	$197.7	$501.0	$574.9	$393.7	$428.0
Earned premiums	$210.7	$246.9	$197.4	$211.0	$438.1	$513.7	$393.6	$418.0

(1) Includes results from runoff operations.

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